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                                                                   Exhibit 23(c)

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated May 13, 1998 in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-72663) and related Prospectus of LifePoint, Inc. for the registration of 14,035,452 shares of its common stock, 12,000,000 shares of which were issued or are issuable upon conversion of shares of its Series A 10% Cumulative Convertible Preferred Stock, 500,000 shares of which were issued or are issuable as accrued but unpaid dividends on the Preferred Stock and 1,535,452 of which are issuable upon the exercise of common stock purchase warrants.


                                          /s/ WOLINETZ, GOTTLIEB & LAFAZAN,
                                          P.C.

Rockville Centre, New York

March 26, 1999


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